                          [K N Energy, Inc. Letterhead]

                                                                     Exhibit 5.4




                                           October 7, 1998



K N Energy, Inc.
370 Van Gordon Street
Lakewood, Colorado 80228-8304

Ladies and Gentlemen:

                  I am General Counsel for K N Energy, Inc. (the "Company"). I have acted in such capacity in connection with the proposed sale of the number of shares of common stock, par value $5.00 per share, of the Company to be registered pursuant to the Form S-3 Registration Statement No. 333-55921 filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 (the "Registration Statement"), all of such shares to be sold by certain stockholders of the Company (the "Shares") described in the Registration Statement.

                  In preparation for rendering my opinion hereinafter expressed, I have examined the Registration Statement and originals or copies certified to my satisfaction of corporate records and other documents and certificates as I have deemed necessary.

                  Based upon the foregoing, I am of the opinion that the Shares have been duly authorized by the Company and, when issued and delivered in accordance with the terms of (a) the Contribution Agreement dated as of April 20, 1998 (the "Contribution Agreement"), by and among Thermo LLC, a Colorado limited liability company ("New Thermo"), Thermo Ft. Lupton, L.P., a Colorado limited partnership ("TFLP"), Thermo Investments Limited Partnership, a Colorado limited partnership ("TILP"), Crystal River Energy Company, a California corporation ("Crystal River"), James Monroe III, Curtis R. Jensen, Paul R. Steinway and KN Cogeneration, Inc., a Colorado corporation ("KNC"), and the Stock Obligation (as defined in the Contribution Agreement) payable thereunder on the Initial Payment Date (as defined in the Contribution Agreement) and (b) the Purchase Agreement dated as of April 20, 1998 (the "Purchase Agreement"), by and among James Monroe III, Thermo Greely I, Inc., a Colorado corporation ("Greely I"), and KN Thermo Acquisition, Inc., a Colorado corporation ("KNTA"), and the Stock Obligation (as defined in the Purchase Agreement) payable thereunder on the Payment Date (as defined in the Purchase Agreement), in each case as amended and modified in accordance with the terms and provisions of the Transaction Modification Agreement dated as of August 27, 1998, by and among New Thermo, TFLP, TILP, Crystal River, James Monroe III, both individually and in his capacity as trustee, Curtis R.
[/R]

Jensen, Paul R. Steinway, Greely I, KNTA and KNC, will have been validly issued and will be fully paid and nonassessable.

                  I hereby consent to the filing of this opinion of counsel as
Exhibit 5.4 to the Registration Statement and to the use of my name under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement.

                                                  Very truly yours,

                                                  /s/ Martha B. Wyrsch

                                                  Martha B. Wyrsch, Esq.